Richmont Mines Inc.	Patricia Mining Corp.

1 Place-Ville-Marie	8 King Street East
Suite 2130	Suite 1300
Montreal, QC	Toronto, ON
H3B 2C6 CANADA	CANADA M5C 1B5

Tel: (514) 397-1410	Tel: (416) 214-4900
Fax: (514) 397-8620	Fax: (416) 864-0620
www.richmont-mines.com	www.patriciamining.com

NEWS RELEASE

PATRICIA MINING CORP. AND RICHMONT MINES
CONTINUE TO EXPAND THE
ISLAND GOLD DEPOSIT

MONTREAL, January 11, 2005 - Patricia Mining Corp. (Patricia Mining) and Richmont Mines Inc. are pleased to announce assay results from a recently completed Interim underground drilling campaign totalling seven holes for 3,640 meters at the Island Gold Project in November and December of 2004.

Highlights in the tables below include several high grade gold intercepts from the C, D and E sub-parallel zones. Zone E has intersection lengths ranging from 1.5 to 6.5 meters with average grades ranging from 5.4 to 22.5 g/t. Zones C and D contain intersections varying in lengths from 1.3 to 2.0 meters with average grades ranging from 1.6 to 19.4 g/t.

TABLE 1: UNDERGROUND DIAMOND DRILLING COMPOSITE ASSAY RESULTS ZONE "E"

DDH FAN	Mine EI.	From	Core	Estimated	Au Grade
	(m)	(m)	Length	True	*Cut
			(m)	Thickness	(g/t)
				(m)
Section 15015E
PR-UG-57	-370	319.2	6.5	3.0	7.3
Section 15040E
PR-UG-56	-320	272.0	1.5	1.0	5.7
Section 15050E
PR-UG-52	-385	342.5	2.5	1.3	5.4
Section 15060E
PU-UG-54	-350	285.5	2.0	1.3	12.0
Section 15090E
PR-UG-53	-440	395.6	3.9	2.0	22.5
Section 15100E
PR-UG-55	-380	347.0	1.7	1.0	7.1
Section 15230E
PR-UG-58	-470	No significant values

Richmont Mines Inc.	Patricia Mining Corp.

TABLE 2: UNDERGROUND DIAMOND DRILLING COMPOSITE ASSAY RESULTS ZONES "C & D"

DDH FAN	Mine EI.	From	Core	Estimated	Au Grade
	(m)	(m)	Length	True	*Cut
			(m)	Thickness	(g/t)
				(m)
Section 15015E
PR-UG-57	-383	341.4	2.0	1.3	19.4
		350.0	1.9	1.3	15.9
Section 15040E
PR-UG-56	-333	299.0	1.5	0.9	3.3
Section 15050E
PR-UG-52	-400	398.0	2.0	1.0	2.6
Section 15060E
PR-UG-54	-362	309.0	1.8	1.3	16.5
Section 15090E
PR-UG-53	-449	411.6	1.9	1.0	1.6
Section 15100E
PR-UG-55	-388	362.4	1.3	0.7	4.1
Section 15230E
PR-UG-58	-480	560.3	1.7	1.2	3.4

* Cut to 75 g/t
Note: Pulp metallic analyses were performed on sample intervals containing visible gold.

The results from DDH's 53, 54 and 57 are encouraging as they show enrichment in Zones E, D and C and are spatially located down plunge of DDH PR-UG-41 and 42 which were reported in the 43-101 technical report and were included in the resource calculation. Hole PR-UG-41 intersected 21.1 g/t Au over 1.0 meter horizontal thickness (Zone D) while hole PR-UG-42 intercepted 22.3 g/t Au over 1.9 meters horizontal thickness (Subzone E1), 20.6 g/t Au over 1.3 meters horizontal thickness (Zone E) and 8.7 g/t Au over 1.3 meters horizontal thickness (Zone C). These results will increase the inferred resource of the Island Gold deposit.

Roscoe Postle Associates Inc. has been retained to update the National Instrument 43-101 Mineral Resource estimate by the end of January, 2005.

The drilling results continue to show good continuity of the zones both vertically and horizontally. The steeply dipping vein structures are associated with discrete pyritized and silicified alteration envelopes which can be correlated with greater confidence from the -125 m level down dip to the -450 m level. The C, D and E gold-bearing zones are open at depth and potential for expansion of these lenses continue to exist.

Richmont Mines Inc.	Patricia Mining Corp.

Richmont Mines has mobilized personnel and equipment to the site and is now managing the project. The next phase will be to continue to explore for additional resources while accessing the ore zones. Patricia Mining and Richmont Mines are working together to bring the mine into production while maximizing the ore resources defined.

Richmont Mines is now in the process of earning a 55% undivided joint venture interest in the Island Gold Project by placing the project into production and/or expending $10 million on the project.

National Instrument 43-101
The underground diamond drilling program involving geological core logging, sampling and assaying tasks is supervised by Peter Hubacheck, P.Geo.; a qualified person designated by National Instrument 43-101. Underground supervision of drilling operations and survey controls for the Interim Program was provided by Patricia Mining and Richmont Mines management. The assays were conducted at Accurassay Laboratories - Mineral Assay Division at Thunder Bay, in Ontario.

Forward-looking statements
This news release contains forward-looking statements that include risks and uncertainties. The factors that could cause actual results to differ materially from those indicated in such forward-looking statements include changes in the prevailing price of gold, the Canadian-United States exchange rate, grade of ore mined and unforeseen difficulties in mining operations that could affect revenues and production costs. Other factors such as uncertainties regarding government regulations could also affect the results. Other risks may be detailed in periodic reports from Patricia Mining Corp. and Richmont Mines Inc.

This release was prepared by management of the Companies who take full responsibility for its contents. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this news release.

For more information, contact:

Richmont Mines Inc.	Patricia Mining Corp.
Martin Rivard	Jean-Pierre Chauvin
Executive Vice President	President and CEO

Telephone: (514) 397-1410	Telephone: (416) 214-4900
Fax: (514) 397-8620	Fax: (416) 864-0620

Trading symbol: RIC	Trading symbol: PAT
Listings: TSX - Amex	Listings: TSX Venture Exchange

Web site: www.richmont-mines.com	Web site: www.patriciamining.com